Exhibit 99.2

Atossa Genetics Announces Closing of

$5.5 Million Common Stock Public Offering and Over-allotment Option

SEATTLE, Oct. 30, 2017 (GLOBE NEWSWIRE) -- Atossa Genetics Inc. (ATOS) (“Atossa” or the “Company”), a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods for breast cancer and other breast conditions, announced today the closing of its previously announced underwritten public offering of 11,500,000 shares of common stock at a public offering price of $0.44 per share, as well as a concurrent closing of 1,000,000 additional shares of common stock pursuant to the exercise in full of the over-allotment option granted to the underwriters.

Gross proceeds, before underwriting discounts and commissions and estimated offering costs, were approximately $5.5 million. Atossa intends to use the net proceeds for general corporate purposes.

Maxim Group LLC acted as sole book-running manager for the offering.

The securities described above were offered by Atossa pursuant to a registration statement (File No. 333-220572) previously filed and declared effective by the Securities and Exchange Commission (SEC). The shares were offered by means of a prospectus supplement and accompanying prospectus, forming part of the registration statement. A final prospectus supplement and accompanying prospectus relating to this offering was filed with the SEC. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. Electronic copies of the final prospectus supplement and accompanying prospectus are also available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Atossa Genetics

Atossa Genetics Inc. is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with any variation between preliminary and final clinical results, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, estimated market size of drugs under development, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, potential market sizes for Atossa’s drugs under development and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 866 893-4927

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CoreIR

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516 222-2560

scottg@CoreIR.com

Source: Atossa Genetics Inc.